Exhibit 10.10

Contract No: (320382017) Rural Commercial Bank Maximum Mortgage

[2017]No.1108003

Maximum-amount Mortgage Contract

Debtor: Jiangsu Baikang Biological Pharmaceutical Co., Ltd

Mortgagor:     1.      Jiangsu Baikang Biological Pharmaceutical Co., Ltd

2. _________________________________________

3. _________________________________________

Mortgagee: Jiangsu Pizhou Rural Commercial Bank Co., Ltd

November 8, 2017

Maximum-amount Mortgage Contract

Contract No: (320382017) Rural Commercial Bank Maximum Mortgage

[2017]No.1108003

Debtor(full name): Jiangsu Baikang Biological Pharmaceutical Co., Ltd

Mortgagor (full name):     (1). Jiangsu Baikang Biological Pharmaceutical Co., Ltd

(2). _________________________________________

Mortgagee(full name): Jiangsu Pizhou Rural Commercial Bank Co., Ltd

To ensure the effective performance of the Revolving Working Capital Loan Contract executed by and between (full name)Jiangsu Baikang Biological Pharmaceutical Co., Ltd_(hereinafter “debtor”) and the mortgagee (contract No.: (320382017) Rural Commercial Bank Loan [2017]No.1108003) (hereinafter “principal contract”), the mortgagor has received and reviewed the principal contract guaranteed and is willing to provide mortgage guarantee for the debts formed by the debtor to the mortgagee according to the principal contract. According to the Contract Law, the Guarantee Law and the Property Law of the People’s Republic of China and other applicable laws and regulations, all parties hereby enter into this contract through consultations, intending to be bound hereby.

Section 1. Term of principal creditor’s right guaranteed and its maximum amount

1. The mortgagor is willing to provide guarantee for the maximum principal balance of equivalent to RMB (in words) three million nine hundred thousand Yuan actually resulting from various businesses handled by the debtor with the mortgagee from November 8, 2017 to October 20, 2019. Foreign-currency transactions shall be converted at the selling price on the date of occurrence of transaction. The aforesaid period shall only refer to the period during which the debts occur, excluding the maturity date of the debts. The aforesaid various businesses specifically include (tick where appropriate):

☑ RMB/foreign-currency loans ☐ LC issuance finance ☐ export-oriented packing loan ☐ discounting of bank/commercial acceptance bill ☐ import bill advance ☐ bank guarantee ☐ acceptance of bank acceptance bill ☐ export bill purchase

Other businesses:_____________________________________________________

2. During the period and within the maximum balance set forth herein, the debtor may apply for revolving use of the aforesaid bank credit. The commencement date, expiration date, interest rate and amount of each business shall be as specified in the certificate of indebtedness or related voucher of creditor’s right under the principal contract.

3. During the period and within the maximum balance set forth herein, the mortgagee may issue the loan set forth herein and provide other bank credits or permit the debtor to repeatedly use the credit funds or other bank credit in a revolving manner without handling the guarantee formalities on a transaction -by-transaction basis.

4. The mortgagor shall assume guarantee liabilities for any debts resulting from any business incurred during the period and within the maximum balance set forth herein, regardless of the currency.

Section 2 Scope of mortgage guarantee

The scope of mortgage guarantee includes all debt principal, interest, overdue interest, compound interest, penalty interest, liquidated damages incurred by the debtor with the mortgagee pursuant to the principal contract, the loss of earnable interest and damages resulting from early loan recovery by the mortgagee under the principal contract, the costs and expenses incurred by the mortgagee to realize its creditor’s right (including but not limited to legal costs, execution costs, collateral custodian fee, disposal cost, transfer fee, attorney’s fee and travel expenses) and other costs and expenses payable.

The mortgagor is willing to assume guarantee liabilities for the portion actually in excess of the maximum balance due to the exchange rate change.

Section 3 Collateral

1. The mortgagor agrees to use the following properties machinery and equipment (as detailed in the list of collaterals No.: 0320383017720171108004) as the collateral and the aforesaid list of collaterals shall constitute integral part of this contract.

2. The aforesaid collaterals are tentatively priced at RMB (amount in words) six million five hundred eighty two thousand three hundred twenty one Yuan forty three Fen, the ultimate value of which is subject to the net income from the actual disposal of the collaterals when the mortgage is realized.

Section 4 Mortgagor’s covenants

1. The mortgagor has the full and undisputed ownership or right to dispose of the collaterals.

2. The collaterals can be circulated or transferred according to law.

3. The collaterals have not been attached, detained, supervised or otherwise.

4. The mortgagor has not concealed any information about overdue taxes, project payments or any other amounts in arrears under the collaterals, the lease of the collaterals and the hidden defects in the collaterals.

5. The mortgagor has obtained the consent from the co-owner of the collaterals or government authorities to the mortgage hereunder.

6. The collaterals are free of any other circumstances that adversely affect the realization of mortgage by the mortgagee.

7. The mortgagor agrees that the mortgage rate of the collaterals is within __% of the provisional price of the aforesaid collaterals.

8. The mortgagor shall proactively understand the business performance of the debtor under the principal contract and the occurrence and performance of various businesses under the contract. The principal contract, certificate of indebtedness or related voucher of creditor’s right with respect to various business incurred hereunder will no longer be served upon the mortgagor.

9. The mortgagor has the obligation to supervise the principal contract debtor to use the loan proceeds for the purpose set forth in the principal contract and repay the principal and interest within the period set forth in the principal contract. This contract will not become invalid by reason of the principal contract debtor’s use of loan proceeds in violation of the principal contract.

10. The mortgagor agrees that upon the expiration of the debt performance period under any principal contract, if the debts to the mortgagee remain unpaid, the mortgagee has the right to auction or sell the collaterals in part or in full at discount and receive compensation in the first place out of the proceeds therefrom and apply the remaining proceeds towards early repayment of the unexpired debts guaranteed hereby or deposit the same with a third party agreed upon by the mortgagor and the mortgagee. The signature or seal of the mortgagor on this contract shall be deemed the mutual consent of the mortgagor and the mortgagee to disposal of the collaterals and prioritized compensation, without further consultations.

Section 5 Effect of mortgage

The effect of mortgage shall extend to the appurtenances, accessory rights, right of subrogation, attachments, mixtures, processed things and fruits to and from the collaterals, among others.

Section 6. Custody of collaterals

1. The collaterals hereunder shall be kept in the custody of the mortgagor and the mortgagor has the obligation to properly manage the collaterals. The mortgagee has the right to supervise and check the management of the collaterals.

2. During the term of this contract, without the prior written consent of the mortgagee, the mortgagor may not gift, transfer, lease, sell or otherwise dispose of the collaterals. The proceeds from transfer, leasing or sale of the collaterals by the mortgagor with the prior written consent of the mortgagee shall be applied towards early repayment of the debts of the debtor under the principal contract guaranteed or be deposited with a third party agreed upon by the mortgagor and the mortgagee.

3. During the term of this contract, if any of collaterals are destroyed, lost or expropriated, the mortgagor shall take immediate and effective measures to prevent further losses while notifying the mortgagee promptly. The insurance indemnities, indemnities and compensation received by the mortgagor as a result thereof shall be first applied towards repayment of the debts under the principal contract.

4. If the collaterals decrease in value during the term of this contract, the mortgagee has the right to require the mortgagor to restore the value of the collaterals or provide another guarantee to the satisfaction of the mortgagee; If the mortgagor refuses to do so, the mortgagee has the right to declare the debts under the principal contract immediately due and repayable and to require the debtor to perform its debts or exercise the mortgage in advance.

Section 7 Insurance of collaterals

1. The mortgagor shall procure sufficient insurance for the collaterals as required by the mortgagee, naming the mortgagee the primary beneficiary.

2. The mortgagor shall deliver the original of the insurance policy for the collaterals into the custody of the mortgagee.

3. During the term of this contract, the mortgagor may not interrupt or revoke the insurance policy for any reasons. If the mortgagor interrupts the insurance coverage during the existence of mortgage, the mortgagee has the right to procure the insurance coverage on behalf of the mortgagor at the sole costs of the mortgagor. The mortgagee has the right to directly deduct the aforesaid costs from any account of the mortgagor.

4. In case of any insured accident involving the collaterals, the insurance indemnities shall be first applied towards repayment of the debts and related fees under the principal contract.

Section 8 Mortgage registration

The mortgagor shall complete the mortgage registration formalities with the competent registration authority within 5 days of execution of this contract and deliver the original copy of the certificate of encumbrances on the collaterals, the mortgage registration document and certificate of encumbrances into the mortgagee’s custody.

Section 9 Realization of mortgage

1. Should the debtor or the mortgagor violate any of its obligations under the principal contract or this contract, the mortgagee has the right to declare all debts guaranteed by this contract immediately due and repayable and exercise the mortgage according to law, while the remaining loan commitment under the principal contract will no longer be valid.

2. Upon the expiration of the debt performance period under any principal contract, if the debts to the mortgagee remain unpaid, the mortgagee has the right to auction or sell the collaterals at discount according to law and receive compensation in the first place out of the proceeds therefrom and apply the remaining proceeds towards early repayment of the unexpired debts guaranteed hereby or deposit the same with a third party agreed upon by the mortgagor and the mortgagee. The aforesaid “expiration” includes the circumstance where the mortgagee declares any debts under the principal contract immediately due and repayable according to the provisions of the national laws and regulations or the principal contract. If the mortgagor interferes with the efforts of the mortgagee to dispose of the collaterals, the mortgagee will directly apply to the people’s court for auction or realization of the collaterals.

3. Where there are more than two mortgagors, the mortgagee has the right to dispose of the collaterals of any one or each mortgagor while exercising the mortgage.

Section 10 Liabilities for default

1. Upon execution of this contract, the mortgagee and the mortgagor shall perform respective obligations hereunder, and either party that fails to do so or otherwise defaults shall assume liabilities for default and compensate the other party for any and all losses so incurred.

2. In any of the following cases, the mortgagor shall compensate the mortgagee for any and all losses so incurred:

(1) The mortgagor conceals any fact that the collaterals are co-owned, disputed with respect to ownership, judicially attached, regulated or attached, leased, have payable taxes in arrears or have any hidden defects.

(2) The mortgagor disposes of the collaterals without the prior written consent of the mortgagee.

(3) The mortgagor otherwise violates any of provisions of this contract or acts in any manner that adversely affects the realization of mortgage by the mortgagee.

Section 11 Costs and expenses

Any and all related costs and expenses incurred hereunder (including but not limited to notarization fee, insurance cost, verification cost, appraisal cost, auction fee, registration fee, transfer fee, custody fee, escrow expense and legal costs) shall be borne by the borrower.

Section 12 Dispute resolution

Any dispute arising out of performance of this contract may be resolved by both parties through friendly consultations or the following manner (1):

1. Litigation. To be governed by the people’s court having competent jurisdiction over the place of the mortgagee.

2. Arbitration. Submit to _______________(full name of arbitral authority) for arbitration according to its arbitration rules then in effect.

During the period of legal action or arbitration, all terms of this contract shall continue in full force and effect except for those under dispute.

Section 13 Miscellaneous

Section 14 Execution

This contract will take effect upon being signed and sealed by both parties. Where required to be registered according to law, the mortgage shall become valid upon registration.

Section 15 Any notice or communication given by the mortgagee to the debtor/mortgagor with respect to this contract shall be given to the address for notice as indicated herein. If the debtor/mortgagor changes its address for notice, it shall promptly notify the mortgagee in writing, otherwise any notice given by the creditor shall be deemed duly served after a certain reasonable period.

Section 16. This contract is made in four copies, one copy for each party and one copy for respective registration authority, each copy bearing the same legal effect.

Section 17 Special statement

The mortgagee has reminded the mortgagor to fully and accurately understand all printed terms of this contract, and made explanations as required by the mortgagor. All parties have the same understanding of the meanings of all terms of this contract.

Mortgagee		Debtor
Mortgagee:	(corporate seal)
CEO:	(signature/seal)
Li jinguo
Legal representative (CEO):
(signature/seal)
Or authorized agent:	(signature/seal)	Or authorized agent:	(signature/seal)
ID No: 320382196811282551
	Jiangsu Pizhou Rural Commercial Bank Co., Ltd(seal)	Postal address:
Zhang Jun		Tel: 13605222333

Mortgagor (1)		Mortgagor (2)

Mortgagor:	(corporate seal)	Mortgagor:	(corporate seal)

Jiangsu Baikang Biological
Pharmaceutical Co., Ltd(seal)		Legal representative (CEO):
Li jinguo		(signature/seal)

Legal representative		Or authorized agent:	(signature/seal)

ID No: Postal address: Tel:
Tel: 13605222333

Date of signing: November 8, 2017
Place of signing: